250 Putnam Asset Allocation Fund Growth Portfolio attachment
3/31/05 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2005, Putnam Management has
assumed $10,548 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	6,876
Class B	1,497
Class C	384

72DD2 (000s omitted)

Class M	226
Class R	2
Class Y	6,246

73A1

Class A	0.125
Class B	0.056
Class C	0.052

73A2

Class M	0.076
Class R	0.142
Class Y	0.152

74U1 (000s omitted)

Class A	57,501
Class B	27,031
Class C	7,710

74U2 (000s omitted)

Class M	2,951
Class R	47
Class Y	25,308

74V1

Class A	11.14
Class B	10.96
Class C	10.81

74V2

Class M	10.98
Class R	11.05
Class Y	11.23





Other matters
In connection with a review of compliance procedures and controls, Putnam Management discovered that in early January 2001, certain Putnam employees had willfully circumvented controls in connection with the correction of operational errors with respect to a 401(k) clients investment in certain Putnam funds, which led to losses in the funds. Putnam made restitution of approximately $123,000, $141,000 and $27,000 (to Growth Portfolio, Balanced Portfolio and Conservative Portfolio, respectively) on February 27, 2004. Putnam has also made a number of personnel changes, including senior managers, and has implemented changes in procedures. Putnam has informed the SEC, the funds Trustees and independent auditors. The SEC is investigating this matter.